UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


                            THE INTERLAKE CORPORATION
        ----------------------------------------------------------------
                                (Name of issuer)


                     Common Stock, par value $1.00 per share
        ----------------------------------------------------------------
                         (Title of class of securities)

                                    45870210
                          -----------------------------
                                 (CUSIP number)

                                 R.C.O. Hellyer
                          J O Hambro & Company Limited
                                  10 Park Place
                             London SW1A 1LP England
                               011-44-171-222-2020
 -------------------------------------------------------------------------------
 (Name, address and telephone number of person authorized to receive notices and communications)

                                 March 3, 1997
             ------------------------------------------------------
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box /__/.

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                                         Page 1 of 45 Pages

                                       13D

CUSIP No. 45870210                                     Page 2 of 45 Pages


1.
           NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
           J O Hambro & Company Limited
           No S.S. or IRS Identification Number
                                                                       (a)
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (b)  X

3.         SEC USE ONLY

4.         SOURCE OF FUNDS*
           WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6.         CITIZENSHIP OR PLACE OF ORGANIZATION
           England
                         7. SOLE VOTING POWER
        NUMBER OF           0
         SHARES          8. SHARED VOTING POWER
      BENEFICIALLY          1,284,100
        OWNED BY         9. SOLE DISPOSITIVE POWER
          EACH              0
        REPORTING       10. SHARED DISPOSITIVE POWER
         PERSON             1,284,100
          WITH

11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,284,100

12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*

13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           5.5%

14.        TYPE OF REPORTING PERSON*
           HC, CO



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D

CUSIP No. 45870210                                        Page 3 of 45 Pages







1.
          NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          J O Hambro Asset Management Limited
          No S.S. or IRS Identification Number

                                                                     (a)
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (b)  X

3.        SEC USE ONLY

4.        SOURCE OF FUNDS*
          WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          England
                            7. SOLE VOTING POWER
         NUMBER OF             0
          SHARES            8. SHARED VOTING POWER
       BENEFICIALLY            1,284,100
         OWNED BY           9. SOLE DISPOSITIVE POWER
           EACH                0
         REPORTING         10. SHARED DISPOSITIVE POWER
          PERSON               1,284,100
           WITH

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,284,100

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          5.5%

14.       TYPE OF REPORTING PERSON*
          HC,CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D

CUSIP No. 45870210                                        Page 4 of 45 Pages

1.
          NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          J O Hambro & Partners Limited
          No S.S. or IRS Identification Number
                                                                      (a)
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (b)  X

3.        SEC USE ONLY

4.        SOURCE OF FUNDS*
          WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          England

                            7. SOLE VOTING POWER
         NUMBER OF             0
          SHARES            8. SHARED VOTING POWER
       BENEFICIALLY            1,284,100
         OWNED BY           9. SOLE DISPOSITIVE POWER
           EACH                0
         REPORTING         10. SHARED DISPOSITIVE POWER
          PERSON               1,284,100
           WITH

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,284,100

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          5.5%

14.       TYPE OF REPORTING PERSON*
          IA, CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D

CUSIP No. 45870210                                      Page 5 of 45 Pages

1.
          NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          J O Hambro Investment Management Limited
          No S.S. or IRS Identification Number
                                                                (a)
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (b)  X

3.        SEC USE ONLY

4.        SOURCE OF FUNDS*
          WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          England

                            7. SOLE VOTING POWER
         NUMBER OF             0
          SHARES            8. SHARED VOTING POWER
       BENEFICIALLY            0
         OWNED BY           9. SOLE DISPOSITIVE POWER
           EACH                0
         REPORTING         10. SHARED DISPOSITIVE POWER
          PERSON               0
           WITH

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0%

14.       TYPE OF REPORTING PERSON*
          IA, CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D

CUSIP No. 45870210                                        Page 6 of 45 Pages

1.
          NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Christopher Harwood Bernard Mills
          No S.S. or IRS Identification Number
                                                                    (a)
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (b)  X

3.        SEC USE ONLY

4.        SOURCE OF FUNDS*
          WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          England

                            7. SOLE VOTING POWER
         NUMBER OF             0
          SHARES            8. SHARED VOTING POWER
       BENEFICIALLY            1,284,100
         OWNED BY           9. SOLE DISPOSITIVE POWER
           EACH                0
         REPORTING         10. SHARED DISPOSITIVE POWER
          PERSON               1,284,100
           WITH

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,284,100

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          5.5%

14.       TYPE OF REPORTING PERSON*
          IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D

CUSIP No. 45870210                                     Page 7 of 45 Pages

1.
          NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Growth Financial Services Limited (formerly named Growth Investment Management Limited)
          No S.S. or IRS Identification Number

                                                                      (a)
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (b)  X

3.        SEC USE ONLY

4.        SOURCE OF FUNDS*
          WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          England

                            7. SOLE VOTING POWER
         NUMBER OF             0
          SHARES            8. SHARED VOTING POWER
       BENEFICIALLY            614,300
         OWNED BY           9. SOLE DISPOSITIVE POWER
           EACH                0
         REPORTING         10. SHARED DISPOSITIVE POWER
          PERSON               614,300
           WITH

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          614,300

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          2.7%

14.       TYPE OF REPORTING PERSON*
          CO



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D

CUSIP No. 45870210                                       Page 8 of 45 Pages


1.
          NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          North Atlantic Smaller Companies Investment Trust plc (formerly named Consolidated Venture Trust plc)
          No S.S. or IRS Identification Number
                                                                     (a)
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (b)  X

3.        SEC USE ONLY

4.        SOURCE OF FUNDS*
          WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          England

                            7. SOLE VOTING POWER
         NUMBER OF             0
          SHARES            8. SHARED VOTING POWER
       BENEFICIALLY            614,300
         OWNED BY           9. SOLE DISPOSITIVE POWER
           EACH                0
        REPORTING          10. SHARED DISPOSITIVE POWER
          PERSON               614,300
           WITH

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          614,300

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          2.7%

14.       TYPE OF REPORTING PERSON*
          IV, CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D

CUSIP No. 45870210                                      Page 9 of 45 Pages







1.
          NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          American Opportunity Trust plc (formerly named Leveraged Opportunity Trust plc)
          No S.S. or IRS Identification Number
                                                                      (a)
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (b) X

3.        SEC USE ONLY

4.        SOURCE OF FUNDS*
          WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          England

                            7. SOLE VOTING POWER
         NUMBER OF             0
          SHARES            8. SHARED VOTING POWER
       BENEFICIALLY            307,150
         OWNED BY           9. SOLE DISPOSITIVE POWER
           EACH                0
         REPORTING         10. SHARED DISPOSITIVE POWER
          PERSON               307,150
           WITH

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          307,150

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          1.3%

14.       TYPE OF REPORTING PERSON*
          IV, CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D

CUSIP No. 45870210                                      Page 10 of 45 Pages







1.
          NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Oryx International Growth Fund
          No S.S. or IRS Identification Number
                                                                      (a)
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (b) X

3.        SEC USE ONLY

4.        SOURCE OF FUNDS*
          WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          Guernsey (Channel Islands)

                            7. SOLE VOTING POWER
         NUMBER OF             0
          SHARES            8. SHARED VOTING POWER
       BENEFICIALLY            226,180
         OWNED BY           9. SOLE DISPOSITIVE POWER
           EACH                0
         REPORTING         10. SHARED DISPOSITIVE POWER
          PERSON               226,180
           WITH

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          226,180

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          1.0%

14.       TYPE OF REPORTING PERSON*
          IV, CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D

CUSIP No. 45870210                                      Page 11 of 45 Pages







1.
          NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Consulta (Channel Islands) Limited
          No S.S. or IRS Identification Number
                                                                      (a)
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (b) X

3.        SEC USE ONLY

4.        SOURCE OF FUNDS*
          WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          Guernsey (Channel Islands)

                            7. SOLE VOTING POWER
         NUMBER OF             0
          SHARES            8. SHARED VOTING POWER
       BENEFICIALLY            226,180
         OWNED BY           9. SOLE DISPOSITIVE POWER
           EACH                0
         REPORTING         10. SHARED DISPOSITIVE POWER
          PERSON               226,180
           WITH

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          226,180

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          1.0%

14.       TYPE OF REPORTING PERSON*
          IA, CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!










































                               AMENDMENT NO. 2 TO
                            STATEMENT ON SCHEDULE 13D

         This Amendment No. 2 to Statement on Schedule 13D (the "Amendment") amends Items 2, 3 and 5 of the Statement on Schedule 13D (the "Schedule 13D") filed on June 21, 1996 with the Securities and Exchange Commission (the "SEC") by the Filing Parties, as amended by Amendment No. 1 filed with the SEC on July 26, 1996.

ITEM 2.  IDENTITY AND BACKGROUND.

         Schedule A which is incorporated by reference in this Item 2 is amended and restated in its entirety as filed herewith.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         No change except that the second paragraph of Item 3 is replaced with the following:

         The amount of funds used to date to acquire the Shares is approximately $6,804,747 (exclusive of brokerage fees and commissions).

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         No change except that Items 5(a-c) are replaced with the following:

         5(a-b) The aggregate number and percentage of the outstanding Common Stock of the Company beneficially owned by each of the Filing Parties are as follows:


                                                                  Number of           Number of
                                              Number of           Shares:             Shares:  Sole
                           Aggregate          Shares:  Sole       Shared              or Shared
Filing                     Number of          Power to            Power to            Power to              Approximate
Party                      Shares:            Vote                Vote                Dispose               Percentage*
------                     ------------       --------------      ------------        --------------        -----------
J O Hambro                 1,284,100                   0           1,284,100            1,284,100                  5.5%
& Company
J O Hambro Asset           1,286,200                   0           1,286,200            1,284,100                  5.5%
Management
J O Hambro                 1,286,200                   0           1,286,200            1,284,100                    0%
& Partners
J O Hambro                         0                   0                   0                    0                    0%
Investment
Christopher H.B.           1,286,200                   0           1,286,200            1,284,100                  5.5%
Mills
GFS                          605,250                   0             605,250              614,300                  2.7%


                                                                                Page 12 of 45 Pages





NASCIT                       605,250                   0             605,250              614,300                  2.7%
American                     302,625                   0             302,625              307,150                  1.3%
Opportunity Trust
Oryx                         227,705                   0             227,705              226,180                  1.0%
Consulta                     227,705                   0             227,705              226,180                  1.0%

-------------
  * Based on 23,151,792 shares of Common Stock outstanding as of July 15, 1997, which is based on information reported in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997.

  5(c) The Filing Parties have effected the transactions in the Common Stock set forth in the following table:


Date           Filing Party             No. of Shares          Price (U.S.$)      Broker

24-Jul-96      NASCIT                      11,700                  3.125          Wheat First
24-Jul-96      Sannafi                      4,200                  3.125          Wheat First
24-Jul-96      Seaway                      18,300                  3.125          Wheat First
07-Aug-96      JOHIM - D. F. Bradstock      2,500                  3.125          Wheat First
07-Aug-96      JOHIM - Mrs. Coleman         2,500                  3.125          Wheat First
07-Aug-96      JOHIM - Mrs. Elwes           7,500                  3.125          Wheat First
07-Aug-96      JOHIM - N. Brooke            2,500                  3.125          Wheat First
07-Aug-96      JOHIM - N. E. McCorquodale   2,500                  3.125          Wheat First
07-Aug-96      JOHIM - The Earl Spencer     3,400                  3.125          Wheat First
07-Aug-96      JOHIM - C. Bridge            2,500                  3.125          Wheat First
08-Aug-96      JOHIM - Elwes A&M Trust -
               Andrew's Fund                2,500                  3.125          Wheat First
08-Aug-96      JOHIM - Elwes A&M Trust -
               Melissa's Fund               2,500                  3.125          Wheat First
08-Aug-96      JOHIM - Elwes A&M Trust -
               Serena's Fund                2,500                  3.125          Wheat First

                                                                                Page 13 of 45 Pages




08-Aug-96      JOHIM - Miss Rosie
               Kindersley                   1,600                  3.125          Wheat First
08-Aug-96      JOHIM - N. Fane              3,000                  3.125          Wheat First
08-Aug-96      JOHIM - R. C. Fripp Dec'd    2,000                  3.125          Wheat First
08-Aug-96      JOHIM - Sir M. J. Cholmeley  2,500                  3.125          Wheat First
26-Sep-96      JOHIM - D. F. Bradstock      2,500                  3.125          Wheat First
07-Oct-96      Jan Gilbert Charitable
               Remainder Trust              9,000                  3.500          Raymond
                                                                                  James
23-Oct-96      AOT                        100,000                  3.500          Wheat First
28-Oct-96      Oryx                        38,600                  3.375          Wheat First
30-Oct-96      Oryx                        11,400                  3.375          Wheat First
27-Jan-97      Seaway                      10,000                  3.625          Merrill Lynch
31-Jan-97      AOT                          6,600                  4.000          C J Lawrence
31-Jan-97      Lord Stevens                 1,300                  4.000          C J Lawrence
31-Jan-97      Mishal Kanoo                   300                  4.000          C J Lawrence
31-Jan-97      NASCIT                      13,300                  4.000          C J Lawrence
31-Jan-97      Oryx                         6,600                  4.000          Morgan
                                                                                  Grenfell
31-Jan-97      Sannafi                      1,300                  4.000          C J Lawrence
31-Jan-97      Seaway                       2,700                  4.000          C J Lawrence
03-Feb-97      Lord Stevens                 1,850                  4.000          C J Lawrence
03-Feb-97      Mishal Kanoo                   350                  4.000          C J Lawrence
03-Feb-97      Sannafi                      1,850                  4.000          C J Lawrence
03-Feb-97      Seaway                       3,650                  4.000          C J Lawrence
26-Feb-97      AOT                          6,600                  3.250          Wheat First
26-Feb-97      Lord Stevens                 1,300                  3.250          Wheat First

                                                                                Page 14 of 45 Pages




26-Feb-97      Mishal Kanoo                   300                  3.250          Wheat First
26-Feb-97      NASCIT                      13,300                  3.250          Wheat First
26-Feb-97      Sannafi                      1,300                  3.250          Wheat First
26-Feb-97      Seaway                       2,700                  3.250          Wheat First
27-Feb-97      Oryx                         6,600                  3.250          Wheat First
03-Mar-97      Lord Stevens                 1,850                  3.000          Wheat First
03-Mar-97      Mishal Kanoo                   350                  3.000          Wheat First
03-Mar-97      Peak Investments             5,000                  3.000          Wheat First
03-Mar-97      Sannafi                      1,850                  3.000          Wheat First
03-Mar-97      Seaway                      13,650                  3.000          Wheat First
07-Apr-97      JOHIM - Abacus (CI) Limited  2,500                  3.500          Wheat First
11-Jun-97      AOT                          1,000                  3.375          Cowen & Co.
19-Jun-97      JOHIM - The Earl Spencer     3,400                  4.125          Jefferies
23-Jul-97      AOT                          9,000                  5.500          Wheat First
23-Jul-97      Lord Stevens Pension Fund    1,000                  5.500          Wheat First
23-Jul-97      NASCIT                      18,000                  5.500          Wheat First
23-Jul-97      Oryx                         6,000                  5.500          Wheat First
23-Jul-97      Sannafi                        600                  5.500          Wheat First
23-Jul-97      Seaway                       2,000                  5.500          Wheat First
24-Jul-97      AOT                         13,000                  5.500          Wheat First
24-Jul-97      Lord Stevens Pension Fund    1,500                  5.500          Wheat First
24-Jul-97      NASCIT                      26,000                  5.500          Wheat First
24-Jul-97      Oryx                         8,000                  5.500          Wheat First

                                                                                Page 15 of 45 Pages




24-Jul-97      Sannafi                        500                  5.500          Wheat First
24-Jul-97      Seaway                       3,000                  5.500          Wheat First
25-Jul-97      AOT                         29,000                  5.500          Wheat First
25-Jul-97      JOHIM - Aurigest Company     7,500                  5.331          Merrill Lynch
25-Jul-97      JOHIM - Intrepid
               International                7,500                  5.331          Merrill Lynch
25-Jul-97      JOHIM - Mrs. Camilla
               Stacpoole                    7,500                  5.331          Merrill Lynch
25-Jul-97      Lord Stevens Pension Fund    2,500                  5.500          Wheat First
25-Jul-97      NASCIT                      56,000                  5.500          Wheat First
25-Jul-97      Oryx                        16,000                  5.500          Wheat First
25-July-97     Sannafi                      1,400                  5.500          Wheat First
25-Jul-97      Seaway                       6,500                  5.500          Wheat First
28-Jul-97      Jan Gilbert Charitable
               Remainder Trust              1,000                  5.312          Wheat First
28-Jul-97      JOHIM - NF Fane              3,000                  5.093          Merrill Lynch
28-Jul-97      JOHIM - Stepanie Coleman     2,500                  5.093          Merrill Lynch
28-Jul-97      JOHIM - T Fane               2,500                  5.093          Merrill Lynch
28-Jul-97      JOHIM - The Elwes Children
               A&M Trust                    2,500                  5.093          Merrill Lynch
28-Jul-97      JOHIM - The Elwes Children
               A&M Trust Mel                2,500                  5.093          Merrill Lynch
28-Jul-97      JOHIM - The Elwes Children   2,500                  5.093          Merrill Lynch
28-Jul-97      JOHIM - The Jerwood
               Foundation                  12,500                  5.093          Merrill Lynch
28-Jul-97      JOHIM - The Lord Keith of
               Castleacre                  15,000                  5.093          Merrill Lynch
28-Jul-97      JOHIM - Sir Montague
               Cholmeley                    2,500                  5.093          Merrill Lynch

                                                                                Page 16 of 45 Pages




29-Jul-97      JOHIM - C R Bridge           2,500                  5.058          Merrill Lynch
29-Jul-97      JOHIM - Carolyn Elwes        7,500                  5.058          Merrill Lynch
28-Jul-97      JOHIM - Dr. HB Barlow's
               1964 Settlement C            2,500                  5.093          Merrill Lynch
28-Jul-97      JOHIM - Dr. HB Barlow's
               1964 Settlement D            2,500                  5.093          Merrill Lynch
29-Jul-97      JOHIM - Fife Limited        20,000                  5.000          Merrill Lynch
29-Jul-97      JOHIM - Mrs. M Hambro        7,500                  5.000          Merrill Lynch
28-Jul-97      JOHIM - N Brooke             2,500                  5.093          Merrill Lynch
28-Jul-97      JOHIM - NE McCorquodale      2,500                  5.093          Merrill Lynch
28-Jul-97      JOHIM - RC Fripp             2,000                  5.093          Merrill Lynch
29-Jul-97      JOHIM - RC Kelton           10,000                  5.058          Merrill Lynch
29-Jul-97      JOHIM - Rensid Investments,
               Ltd.                        12,500                  5.000          Merrill Lynch
29-Jul-97      JOHIM - Rosie Kindersley     1,600                  5.058          Merrill Lynch
28-Jul-97      JOHIM Dr HB Barlow's 1964
               Settlement A                 2,500                  5.093          Merrill Lynch
29-Jul-97      Oryx                         8,000                  5.916          Merrill Lynch
30-Jul-97      JOHIM - C H A Butter         3,300                  5.000          Merrill Lynch
06-Aug-97      AOT                         10,200                  5.916          Wheat First
06-Aug-97      Jan Gilbert Chartible
               Remainder Trust                204                  5.916          Wheat First
08-Aug-97      Lord Stevens                   510                  5.916          Wheat First
06-Aug-97      Mishal Kanoo                   204                  5.916          Wheat First
06-Aug-97      NASCIT                      20,400                  5.916          Wheat First
06-Aug-97      Oryx                         6,120                  5.916          Wheat First
06-Aug-97      Peak Investments               102                  5.916          Wheat First

                                                                                Page 17 of 45 Pages




06-Aug-97      Sannafi                        510                  5.916          Wheat First
06-Aug-97      Seaway                       2,550                  5.916          Wheat First
07-Aug-97      AOT                         13,100                  5.918          Wheat First
07-Aug-97      Jan Gilbert Charitable
               Remainder Trust                260                  5.918          Wheat First
07-Aug-97      Lord Stevens                   650                  5.918          Wheat First
07-Aug-97      Mishal Kanoo                   260                  5.918          Wheat First
07-Aug-97      NASCIT                      26,200                  5.918          Wheat First
07-Aug-97      Oryx                         7,860                  5.918          Wheat First
07-Aug-97      Peak Investments               130                  5.918          Wheat First
07-Aug-97      Sannafi                        650                  5.918          Wheat First
07-Aug-97      Seaway                       3,290                  5.918          Wheat First
08-Aug-97      Jan Gilbert Charitable
               Remainder Trust                536                  5.918          Wheat First
08-Aug-97      Lord Stevens                 1,340                  5.918          Wheat First
08-Aug-97      Mishal Kanoo                   536                  5.918          Wheat First
08-Aug-97      Oryx                           220                  5.918          Wheat First
08-Aug-97      Peak Investments               268                  5.918          Wheat First
08-Aug-97      Sannafi                      1,340                  5.918          Wheat First
08-Aug-97      Seaway                       6,660                  5.918          Wheat First
11-Aug-97      AOT                          8,300                  5.875          Wheat First
11-Aug-97      NASCIT                      16,700                  5.875          Wheat First
11-Aug-97      Oryx                         4,500                  5.875          Wheat First
02-Sep-97      AOT                         18,400                  5.875          Wheat First

                                                                                Page 18 of 45 Pages




02-Sep-97      NASCIT                      36,700                  5.875          Wheat First
02-Sep-97      Oryx                        10,800                  5.875          Wheat First
04-Sep-97      NASCIT                      25,500                  6.250          Wheat First
04-Sep-97      AOT                         12,750                  6.250          Wheat First
04-Sep-97      Oryx                         7,650                  6.250          Wheat First
04-Sep-97      Sannafi                        500                  6.250          Wheat First
04-Sep-97      Seaway                       3,000                  6.250          Wheat First
04-Sep-97      Peak Investments               260                  6.250          Wheat First
04-Sep-97      Mishal Kanoo                   350                  6.250          Wheat First
04-Sep-97      Jan Gilbert Charitable
               Remainder Trust                350                  6.250          Wheat First
04-Sep-97      Lord Stevens Pension Fund      640                  6.250          Wheat First
05-Sep-97      NASCIT                      62,400                  6.256          Wheat First
05-Sep-97      AOT                         31,200                  6.256          Wheat First
05-Sep-97      Oryx                        18,720                  6.256          Wheat First
05-Sep-97      Sannafi                      1,600                  6.256          Wheat First
05-Sep-97      Seaway                       7,780                  6.256          Wheat First
05-Sep-97      Peak Investments               240                  6.256          Wheat First
05-Sep-97      Mishal Kanoo                   650                  6.256          Wheat First
05-Sep-97      Jan Gilbert Charitable
               Remainder Trust                650                  6.256          Wheat First
05-Sep-97      Lord Stevens Pension Fund    1,560                  6.256          Wheat First
08-Sep-97      NASCIT                      12,100                  6.250          Wheat First
08-Sep-97      AOT                          6,050                  6.250          Wheat First
08-Sep-97      Seaway                       1,720                  6.250          Wheat First

                                                                                Page 19 of 45 Pages




08-Sep-97      Sannafi                        400                  6.250          Wheat First
08-Sep-97      Lord Stevens Pension Fund      300                  6.250          Wheat First
08-Sep-97      Oryx                        24,795                  6.503          Wheat First
08-Sep-97      Oryx                         3,630                  6.250          Wheat First
08-Sep-97      NASCIT                      82,650                  6.503          Wheat First
08-Sep-97      Lord Stevens Pension Fund    2,066                  6.503          Wheat First
08-Sep-97      Seaway                       9,964                  6.503          Wheat First
08-Sep-97      Sannafi                      2,000                  6.503          Wheat First
08-Sep-97      Peak Investments               500                  6.503          Wheat First
08-Sep-97      Mishal Kanoo                 1,000                  6.503          Wheat First
08-SEp-97      Jan Gilbert Charitable
               Remainder Trust              1,000                  6.503          Wheat First
08-Sep-97      AOT                         41,325                  6.503          Wheat First
09-Sep-97      NASCIT                       3,050                  6.500          Wheat First
09-Sep-97      AOT                          1,525                  6.500          Wheat First
09-Sep-97      Oryx                         1,525                  6.500          Wheat First

         All of the above transactions were effected in the open market and were sales except for the transactions occurring on July 24, 1996, August 7, 1996, August 8, 1996, October 7, 1996, October 23, 1996, October 28, 1996, October 30, 1996, February 26, 1997, February 27, 1997, March 3, 1997 and June 11, 1997,
which were purchases.






                                                            Page 20 of 45 Pages

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Dated:   16 September 1997                 J O HAMBRO & PARTNERS
                                           LIMITED


                                           By:    /s/ R C O Hellyer
                                           Name:  R C O Hellyer
                                           Title: Director

                                           Executed  on  behalf of the parties
                                           hereto pursuant to the previously
                                           filed Joint Filing Agreement.

                                                            Page 21 of 45 Pages

                                                                  Schedule A


The following table sets forth certain information concerning each of the directors and executive officers of J O Hambro & Company Limited ("J O Hambro & Company") as of the date hereof.


Name:                                                Rupert Nicholas Hambro
                                                     (Chairman)

Citizenship:                                         British

Business Address:                                    J O Hambro & Company Limited
                                                     10 Park Place
                                                     London SW1A 1LP
                                                     England

Principal Occupation:                                Chairman, J O Hambro & Company


Name:                                                Richard Alexander Hambro
                                                     (Director)

Citizenship:                                         British

Business Address:                                    J O Hambro & Company Limited
                                                     10 Park Place
                                                     London SW1A 1LP
                                                     England

Principal Occupation:                                Chairman, J O Hambro Investment Management
                                                     Limited<F1>
                                                     Director, J O Hambro & Company


Name:                                                James Daryl Hambro
                                                     (Managing Director)

Citizenship:                                         British

Business Address:                                    J O Hambro & Company Limited
                                                     10 Park Place
--------

<F1>J O Hambro Investment Management Limited is principally engaged in the investment advisory business and has its principal business and office at 10 Park Place, London SW1A 1LP England.

                                                                                Page 22 of 45 Pages

                                                     London SW1A 1LP
                                                     England

Principal Occupation:                                Managing Director, J O Hambro & Company
                                                     Managing Director, J O Hambro & Partners
                                                     Director, J O Hambro Asset Management


Name:                                                Richard David Christopher Brooke
                                                     (Director)

Citizenship:                                         British

Business Address:                                    J O Hambro & Company Limited
                                                     10 Park Place
                                                     London SW1A 1LP
                                                     England

Principal Occupation:                                Director, J O Hambro & Company
                                                     Chairman, NASCIT



Name:                                                Robert Charles Orlando Hellyer
                                                     (Executive Director)

Citizenship:                                         British

Business Address:                                    J O Hambro & Company Limited
                                                     10 Park Place
                                                     London SW1A 1LP
                                                     England

Principal Occupation:                                Executive Director, J O Hambro & Company
                                                     Executive Director, J O Hambro & Partners
                                                     Executive Director, J O Hambro Investment
                                                     Management Limited
                                                     Executive Director, J O Hambro Asset
                                                     Management



Name:                                                David Frank Chaplin
                                                     (Director)

Citizenship:                                         British

Business Address:                                    J O Hambro Investment Management Limited

                                                                                Page 23 of 45 Pages




                                                     10 Park Place
                                                     London SW1A 1LP
                                                     England

Principal Occupation:                                Managing Director, J O Hambro Investment
                                                     Management Limited



                                                                                Page 24 of 45 Pages




The following table sets forth certain information concerning each of the directors and executive officers of J O Hambro Asset Management Limited ("J O Hambro Asset Management") as of the date hereof.

Name:                                                Richard Alexander Hambro
                                                     (Managing Director)

Citizenship:                                         British

Business Address:                                    J O Hambro Asset Management Limited
                                                     10 Park Place
                                                     London SW1A 1LP
                                                     England

Principal Occupation:                                Managing Director, J O Hambro Asset Management
                                                     Chairman, J O Hambro Investment Management
                                                     Limited
                                                     Director, J O Hambro & Company


Name:                                                Robert Charles Orlando Hellyer
                                                     (Executive Director)

Citizenship:                                         British

Business Address:                                    J O Hambro Asset Management Limited
                                                     10 Park Place
                                                     London SW1A 1LP
                                                     England

Principal Occupation:                                Executive Director, J O Hambro Asset Management
                                                     Executive Director, J O Hambro & Company
                                                     Executive Director, J O Hambro Investment
                                                     Management Limited
                                                     Executive Director, J O Hambro & Partners


Name:                                                James Daryl Hambro
                                                     (Director)

Citizenship:                                         British

Business Address:                                    J O Hambro & Partners Limited
                                                     10 Park Place
                                                     London SW1A 1LP
                                                     England

Principal Occupation:                                Managing Director, J O Hambro & Partners

                                                                                Page 25 of 45 Pages




                                                     Managing Director, J O Hambro & Company
                                                     Director, J O Hambro Asset Management Limited


                                                                                Page 26 of 45 Pages





The following table sets forth certain information concerning each of the directors and executive officers of J O Hambro & Partners Limited ("J O Hambro & Partners") as of the date hereof.


Name:                                                James Daryl Hambro
                                                     (Managing Director)

Citizenship:                                         British

Business Address:                                    J O Hambro & Partners Limited
                                                     10 Park Place
                                                     London SW1A 1LP
                                                     England

Principal Occupation:                                Managing Director, J O Hambro & Partners
                                                     Managing Director, J O Hambro & Company
                                                     Director, J O Hambro Asset Management


Name:                                                Robert Charles Orlando Hellyer
                                                     (Executive Director)

Citizenship:                                         British

Business Address:                                    J O Hambro & Partners Limited
                                                     10 Park Place
                                                     London SW1A 1LP
                                                     England

Principal Occupation:                                Executive Director, J O Hambro & Partners
                                                     Executive Director, J O Hambro Asset Management
                                                     Executive Director, J O Hambro Investment
                                                     Management Limited
                                                     Executive Director, J O Hambro & Company


Name:                                                Christopher Harwood Bernard Mills
                                                     (Director)

Citizenship:                                         British

Business Address:                                    10 Park Place
                                                     London SW1A 1LP
                                                     England

Principal Occupation:                                Executive Director, NASCIT
                                                     Executive Director, American Opportunity Trust
                                                     Director, J O Hambro & Partners

                                                                                Page 27 of 45 Pages




                                                     Director, Oryx

Name:                                                Claudia Margaret Cecil Perkins
                                                     (Director)

Citizenship:                                         British

Business Address:                                    J O Hambro & Partners Limited
                                                     10 Park Place
                                                     London SW1A 1LP
                                                     England

Principal Occupation:                                Director, J O Hambro & Partners


Name:                                                Malcolm Robert King
                                                     (Director)

Citizenship:                                         British

Business Address:                                    J O Hambro & Partners Limited
                                                     10 Park Place
                                                     London SW1A 1LP
                                                     England

Principal Occupation:                                Director, J O Hambro & Partners








                                                                                Page 28 of 45 Pages




The following table sets forth certain information concerning each of the directors and executive officers of J O Hambro Investment Management Limited ("J O Hambro Investment") as of the date hereof.


Name:                                                Richard Alexander Hambro
                                                     (Chairman)

Citizenship:                                         British

Business Address:                                    J O Hambro Investment Management Limited
                                                     10 Park Place
                                                     London SW1A 1LP
                                                     England

Principal Occupation:                                Chairman, J O Hambro Investment
                                                     Director, J O Hambro & Company
                                                     Director, J O Hambro Asset Management


Name:                                                David Frank Chaplin
                                                     (Managing Director)

Citizenship:                                         British

Business Address:                                    J O Hambro Investment Management Limited
                                                     10 Park Place
                                                     London SW1A 1LP
                                                     England

Principal Occupation:                                Managing Director, J O Hambro Investment


Name:                                                John Alexander Anderson
                                                     (Executive Director)

Citizenship:                                         British

Business Address:                                    J O Hambro Investment Management Limited
                                                     10 Park Place
                                                     London SW1A 1LP
                                                     England

Principal Occupation:                                Executive Director, J O Hambro Investment

Name:                                                Lord Balniel
                                                     (Executive Director)


                                                                                Page 29 of 45 Pages




Citizenship:                                         British

Business Address:                                    J O Hambro Investment Management Limited
                                                     10 Park Place
                                                     London SW1A 1LP
                                                     England

Principal Occupation:                                Executive Director, J O Hambro Investment


Name:                                                Geoffrey Leo Alexander Galitzine
                                                     (Executive Director)

Citizenship:                                         British

Business Address:                                    J O Hambro Investment Management Limited
                                                     10 Park Place
                                                     London SW1A 1LP
                                                     England

Principal Occupation:                                Executive Director, J O Hambro Investment


Name:                                                Robert Charles Orlando Hellyer
                                                     (Executive Director)

Citizenship:                                         British

Business Address:                                    J O Hambro Investment Management Limited
                                                     10 Park Place
                                                     London SW1A 1LP
                                                     England

Principal Occupation:                                Executive Director, J O Hambro Investment
                                                     Executive Director, J O Hambro & Company
                                                     Executive Director, J O Hambro Asset
                                                     Management
                                                     Executive Director, J O Hambro & Partners


Name:                                                Christopher Mark Rose
                                                     (Executive Director)

Citizenship:                                         British

Business Address:                                    J O Hambro Investment Management Limited
                                                     10 Park Place
                                                     London SW1A 1LP

                                                                                Page 30 of 45 Pages




                                                     England

Principal Occupation:                                Executive Director, J O Hambro Investment


Name:                                                William van Straubenzee
                                                     (Executive Director)

Citizenship:                                         British

Business Address:                                    J O Hambro Investment Management Limited
                                                     10 Park Place
                                                     London SW1A 1LP
                                                     England

Principal Occupation:                                Executive Director, J O Hambro Investment


Name:                                                William Alexander Mavourn Francklin
                                                     (Executive Director)

Citizenship:                                         British

Business Address:                                    J O Hambro Investment Management Limited
                                                     10 Park Place
                                                     London SW1A 1LP
                                                     England

Principal Occupation:                                Executive Director, J O Hambro Investment


Name:                                                Ian Colquhoun Marris
                                                     (Executive Director)

Citizenship:                                         British

Business Address:                                    J O Hambro Investment Management Limited
                                                     10 Park Place
                                                     London SW1A 1LP
                                                     England

Principal Occupation:                                Executive Director, J O Hambro Investment


Name:                                                Angus Richard Bonson
                                                     (Executive Director)

Citizenship:                                         British

                                                                                Page 31 of 45 Pages




Business Address:                                    J O Hambro Investment Management Limited
                                                     10 Park Place
                                                     London SW1A 1LP
                                                     England

Principal Occupation:                                Executive Director, J O Hambro Investment



                                                                                Page 32 of 45 Pages




The following table sets forth certain information concerning each of the directors and executive officers of North Atlantic Smaller Companies Investment Trust plc ("NASCIT") as of the date hereof.

Name:                                                Richard David Christopher Brooke
                                                     (Chairman)

Citizenship:                                         British

Business address:                                    North Atlantic Smaller Companies Investment Trust
                                                     plc
                                                     10 Park Place
                                                     London SW1A 1LP
                                                     England

Principal Occupation:                                Chairman, NASCIT
                                                     Director, J O Hambro & Company


Name:                                                Christopher Harwood Bernard Mills
                                                     (Executive Director)

Citizenship:                                         British

Business Address:                                    North Atlantic Smaller Companies Investment Trust
                                                     plc
                                                     10 Park Place
                                                     London SW1A 1LP
                                                     England

Principal Occupation:                                Executive Director, NASCIT
                                                     Executive Director, American Opportunity Trust
                                                     plc
                                                     Director, J O Hambro & Partners
                                                     Director, Oryx

Name:                                                Enrique Foster Gittes
                                                     (Director)

Citizenship:                                         USA

Residence:                                           4 East 82nd Street
                                                     New York, New York 10028
                                                     USA

Principal Occupation:                                Director, NASCIT



                                                                                Page 33 of 45 Pages




Name:                                                Robert D. le P. Power
                                                     (Director)

Citizenship:                                         British

Business Address:                                    SouthCoast Capital Corporation<F2>
                                                     575 Lexington Avenue
                                                     7th Floor
                                                     New York, New York 10022
                                                     USA

Principal Occupation:                                Director, SouthCoast Capital Corporation


Name:                                                Douglas P C Nation
                                                     (Director)

Citizenship:                                         British

Business Address:                                    Bear Stearns Co. Inc.<F3>
                                                     245 Park Avenue
                                                     New York, NY  10167

Principal Occupation:                                Managing Director, Bear Stearns Co. Inc.


Name:                                                The Hon. Peregrine D E M Moncreiffe
                                                     (Director)

Citizenship:                                         British

Business Address:                                    Buchanan Partners Limited<F4>
                                                     Buchanan House
                                                     3 St. James's Square
                                                     London SW1Y 4JU
                                                     England

Principal Occupation:                                Director, Buchanan Partners Limited
--------

<F2>SouthCoast Capital Corporation principally engages in the brokerage business.
<F3>Bear Stearns Co. Inc. principally engages in the brokerage business.
<F4>Buchanan Partners Limited principally engages in the investment management business.

                                                                                Page 34 of 45 Pages




The following table sets forth certain information concerning each of the directors and executive officers of Growth Financial Services Limited ("GFS") as of the date hereof.

Name:                                                Christopher Harwood Bernard Mills
                                                     (Director)

Citizenship:                                         British

Business Address:                                    10 Park Place
                                                     London SW1A 1LP
                                                     England

Principal Occupation:                                Executive Director, NASCIT
                                                     Executive Director, American Opportunity Trust
                                                     Director, J O Hambro & Partners
                                                     Director, Oryx

Name:                                                Ivan Alexander Shenkman
                                                     (Director)

Citizenship:                                         British

Residence:                                           34 Royal Crescent, London W11
                                                     England

Principal Occupation:                                Consultant


GFS is controlled by Christopher Mills who owns 99% of the share capital.


                                                                                Page 35 of 45 Pages




The following table sets forth certain information concerning each of the directors and executive officers of American Opportunity Trust plc ("American Opportunity Trust") as of the date hereof.

Name:                                                R. Alexander Hammond-Chambers
                                                     (Chairman)

Citizenship:                                         British

Business Address:                                    Covey Advertising Limited
                                                     1 Fountainhall Road
                                                     Edinburgh EH9 2NL

Principal Occupation:                                Director, Covey Advertising Limited<F5>


Name:                                                Christopher Harwood Bernard Mills
                                                     (Executive Director)

Citizenship:                                         British

Business Address:                                    10 Park Place
                                                     London SW1A 1LP
                                                     England

Principal Occupation:                                Executive Director, American Opportunity Trust
                                                     Executive Director, NASCIT
                                                     Director, J O Hambro & Partners
                                                     Director, Oryx

Name:                                                John Gildea
                                                     (Director)

Citizenship:                                         USA

Business Address:                                    Gildea Management Company<F6>
                                                     90 Ferris Hill Road
                                                     New Canaan, Connecticut 06840
                                                     USA

Principal Occupation:                                President, Gildea Management Company


--------

<F5>Covey Advertising Limited is principally engaged in the advertising business.
<F6>Gildea Management Company is principally engaged in the investment management business.

                                                                                Page 36 of 45 Pages




Name                                                 The Hon. James J. Nelson
                                                     (Director)

Citizenship:                                         British

Business Address:                                    Foreign & Colonial Ventures<F7>
                                                     8th Floor
                                                     Exchange House
                                                     Primrose Street
                                                     London EC2A 2NY
                                                     England

Principal Occupation:                                Director, Foreign & Colonial Ventures


Name:                                                Iain Tulloch
                                                     (Director)

Citizenship:                                         British

Business Address:                                    Murray Johnstone Ltd.<F8>
                                                     7 West Nile Street
                                                     Glasgow G2 2PX
                                                     Scotland

Principal Occupation:                                Director, Murray Johnstone Ltd.


Name:                                                Philip Ehrmann
                                                     (Director)

Citizenship:                                         British

Business Address:                                    Gartmore Investment Management Ltd.<F9>
                                                     Gartmore House
                                                     16 - 18 Monument Street
                                                     London EC3R 8AJ
                                                     England

--------

<F7>Foreign & Colonial Ventures is principally engaged in the investment management business.
<F8>Murray Johnstone Ltd. is principally engaged in the investment management business.
<F9>Gartmore Investment Management Limited is principally engaged in the investment management business.

                                                                                Page 37 of 45 Pages




Principal Occupation:                                Investment Manager, Gartmore
                                                     Investment Management Ltd.


                                                                                Page 38 of 45 Pages




The following table sets forth certain information concerning each of the directors and executive officers of Oryx International Growth Fund Limited ("Oryx") as of the date hereof.

Name:                                                Nigel Kenneth Cayzer
                                                     (Chairman)

Citizenship:                                         British

Business Address:                                    14S-149 Borough High Street
                                                     London SE1 1NP
                                                     England

Principal Occupation:                                Chairman, Oriel Group plc<F10>


Name:                                                His Excellency Salim Hassan Macki
                                                     (Director)

Citizenship:                                         Omani

Business Address:                                    P.O. Box 4160
                                                     Postal Code 112
                                                     Ruwi
                                                     Sultanate of Oman

Principal Occupation:                                Head of Economic & Technical Dept., Ministry of
                                                     Foreign Affairs, Oman


Name:                                                Patrick John McAfee
                                                     (Director)

Citizenship:                                         British

Business Address:                                    Morgan Grenfell<F11>
                                                     23 Great Winchester Street
                                                     London EC2P 2AX
                                                     England

Principal Occupation:                                Company Director


Name:                                                Christopher Harwood Bernard Mills
--------

<F10>Oriel Group plc is a holding company for specialist insurance brokers.
<F11>Morgan Grenfell is a merchant bank.

                                                                                Page 39 of 45 Pages




                                                     (Director)

Citizenship:                                         British

Business Address:                                    10 Park Place
                                                     London SW1A 1LP
                                                     England

Principal Occupation:                                Executive Director, NASCIT
                                                     Executive Director, American Opportunity Trust
                                                     Director, J O Hambro & Partners
                                                     Director, Oryx

Name:                                                Harald Lungershausen
                                                     (Director)

Citizenship:                                         German

Business Address:                                    Toblerstrasse 99
                                                     8044 Zurich
                                                     Switzerland

Principal Occupation:                                Company Director


Name:                                                Mohamed Hassan Ghurlam Habib
                                                     (Director)

Citizenship:                                         Omani

Business Address:                                    Oman National Insurance Company<F12>
                                                     PO Box 2254
                                                     Postal Code 112
                                                     Ruwi
                                                     Sultanate of Oman

Principal Occupation:                                Chief Executive, Oman National Insurance Company,
                                                     SAOG


Name:                                                Rupert Arthur Rees Evans
                                                     (Director)

Citizenship:                                         British

--------

<F12>Oman National Insurance Company is principally engaged in the insurance business.

                                                                                Page 40 of 45 Pages




Business Address:                                    Ozanne van Leuven Perrot & Evans<F13>
                                                     PO Box 186
                                                     1 Le Marchant Street
                                                     St. Peter Port
                                                     Guernsey
                                                     Channel Islands

Principal Occupation:                                Guernsey Advocate
                                                     Partner, Ozanne van Leuven Perrot & Evans


Name:                                                Hussan Al Nowais

Citizenship:                                         United Arab Emirates

Business Address:                                    Emirate Holdings
                                                     P.O. Box 984
                                                     Abu Dhabi
                                                     United Arab Emirates

Principal Occupation:                                Chairman and Managing Director, Emirate
                                                     Holdings

--------

<F13>Ozanne van Leuven Perrot & Evans is a law firm.

                                                                                Page 41 of 45 Pages




The  following  table  sets forth  certain  information  concerning  each of the
directors  and  executive   officers  of  Consulta   (Channel  Islands)  Limited
("Consulta") as of the date hereof.


Name:                                                Gary Michael Brass
                                                     (Director)

Citizenship:                                         British

Business Address:                                    20 St. James's Street
                                                     London SW1A 1ES
                                                     England

Principal Occupation:                                Managing Director, Consulta


Name:                                                Jeremy Caplan
                                                     (Director)

Citizenship:                                         British

Business Address:                                    P.O. Box 72
                                                     44 Esplanade
                                                     St Helier
                                                     Jersey

Principal Occupation:                                English Solicitor


Name:                                                Peter Heaps
                                                     (Director)

Citizenship:                                         British

Business Address:                                    Management International (Guernsey)
                                                       Limited<F14>
                                                     Bermuda House
                                                     St Julian's Avenue
                                                     St Peter Port
                                                     Guernsey

Principal Occupation:                                Managing Director
                                                     Management International (Guernsey) Limited

--------

<F14>Management International (Guernsey) Limited is principally engaged in the investment management business.

                                                                                Page 42 of 45 Pages




Name:                                                Rupert Arthur Rees Evans
                                                     (Director)

Citizenship:                                         British

Business Address:                                    P.O. Box 186
                                                     1 Le Marchant Street
                                                     St Peter Port
                                                     Guernsey

Principal Occupation:                                Guernsey Advocate
                                                     Partner, Ozanne van Leuven
                                                     Perrot & Evans


Name:                                                Nigel Douglas Pilkington
                                                     (Director)

Citizenship:                                         British

Business Address:                                    20 St. James Street
                                                     London  SW1A  1ES
                                                     England

Principal Occupation:                                Investment Fund Manager, Consulta Ltd.

                                                                                Page 43 of 45 Pages




The following table sets forth certain information concerning each of the directors and executive officers of Consulta Limited, the parent of Consulta (Channel Islands) Limited.


Name:                                                Harald Alejandro Lamotte
                                                     (Director)

Citizenship:                                         British

Business Address:                                    20 St. James Street
                                                     London SW1A 1ES
                                                     England

Principal Occupation:                                Investment Fund Manager,
                                                     Consulta Limited


Name:                                                Gary Michael Brass
                                                     (Director)

Citizenship:                                         British

Business Address:                                    20 St. James Street
                                                     London SW1A 1ES
                                                     England

Principal Occupation:                                Investment Fund Manager,
                                                     Consulta Limited


Name:                                                Nigel Douglas Pilkington
                                                     (Director)

Citizenship:                                         British

Business Address:                                    20 St. James's Street
                                                     London SW1A 1ES
                                                     England

Principal Occupation:                                Investment Fund Manager,
                                                     Consulta Limited


Name:                                                Paul David Ashburner
                                                     (Director)

Citizenship:                                         British


                                                                                Page 44 of 45 Pages




Business Address:                                    20 St. James Street
                                                     London SW1A 1ES
                                                     England

Principal Occupation:                                Investment Fund Manager,
                                                     Consulta Limited


                                                                                Page 45 of 45 Pages

